Exhibit 99.1

                                                                                                              April 15, 2004

The Student Loan Corporation Announces
First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $72.9 million ($3.64 basic earnings per share) for the first quarter of 2004, an increase of $11.3 million (18%), compared to net income of $61.5 million ($3.08 basic earnings per share) for the same period of 2003.

The improvement in net income is primarily attributable to portfolio growth of 9% over the previous twelve months and increased floor income earned on both Consolidation and Stafford Loan assets. First quarter 2004 net income was also impacted by an $8.1 million pretax gain that resulted from the sale of $0.5 billion of student loans. However, the gain was partially offset by a $6.5 million pretax amortization charge due to changes in prospective prepayment speeds related to student loan consolidations.

During the twelve month period from March 31, 2003 to March 31, 2004, the Company's student loan assets grew by $2.0 billion (9%) to $23.8 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS disbursements and new CitiAssist Loan commitments totaling $1,535 million were up $246 million (19%) for the first quarter of 2004 compared to the same period of 2003. These first quarter 2004 disbursements were composed of FFELP Stafford and PLUS disbursements of $1,074 million, up $161 million (18%) and included new CitiAssist Loan commitments of $461 million, up $85 million (22%) compared to the same period last year. Secondary market and other loan procurement activities also added approximately $690 million of FFELP loans to the Company's student loan portfolio during the first quarter of 2004. More than 87% of this secondary market and other loan procurement volume was comprised of FFELP Consolidation Loans.

Revenue of $142.9 million for the first quarter of 2004 was $19.4 million (16%) higher than revenue for the same period of 2003. The net interest margin for the first quarter of 2004 was 2.22%, down eight basis points from 2.30% for the same period of 2003. The decrease was primarily attributable to the $6.5 million pretax acceleration of deferred fee amortization, described above, partially offset by increased floor income resulting from the Company's ability to take advantage of favorable funding opportunities. However, should short-term interest rates increase above their present level, the floor income benefit could decline. Floor income is a non-GAAP financial measure that is described in more detail in the Company's 2003 Form 10-K.

The Company's expense ratio (expenses as a percentage of average student loan assets) for the first quarter of 2004 was 49 bps, consistent with the first quarter 2003 ratio. Operating expenses of $28.8 million for the first quarter of 2004 were $2.8 million (11%) higher than expenses for the same period of 2003. This increase reflects the incremental costs incurred to originate, service, and administer the larger loan portfolio and ongoing infrastructure investments.

The Company's provision for loan losses for the first quarter of 2004 was $2.2 million, $0.6 million less than the provision for the same quarter 2003. The decrease was primarily attributable to the estimates of probable risk-sharing benefits arising as a result of being designated an Exceptional Performer by the Department of Education, effective January 1, 2004.

The Company's return on equity for the quarter ended March 31, 2004 decreased to 30.5% from 31.6% for the same period of 2003.

The Company's Board of Directors declared a regular quarterly dividend on the Company's common stock of $0.90 per share. The dividend will be paid June 1, 2004 to shareholders of record on May 14, 2004.

The Student Loan Corporation is one of the nation's largest originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2004	2003	2003
ASSETS
Student loans	$ 20,451,298	$ 20,285,596	$ 19,842,116
Less: allowance for loan losses	(5,145)	(4,835)	(7,328)
Student loans, net	20,446,153	20,280,761	19,834,788
Loans available for sale	3,359,584	2,939,756	1,945,230
Cash	571	476	205
Other assets	497,536	482,913	490,834

Total Assets	$ 24,303,844	$ 23,703,906	$ 22,271,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 13,448,800	$ 9,973,100	$ 14,401,345
Long-term borrowings	9,450,000	12,350,000	6,650,000
Payable to principal stockholder	4,504	4,897	5,748
Deferred income taxes	135,263	129,376	117,628
Other liabilities	273,475	315,209	277,387

Total Liabilities	23,312,042	22,772,582	21,452,108

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	136,020	135,934	135,688
Retained earnings	841,606	786,746	682,269
Accumulated other changes in equity from
nonowner sources	13,976	8,444	792

Total Stockholders' Equity	991,802	931,324	818,949

Total Liabilities and Stockholders' Equity	$ 24,303,844	$ 23,703,906	$ 22,271,057

AVERAGE STUDENT LOANS	$ 23,728,658	$ 22,274,671	$ 21,362,608
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts)

Three months ended
March 31,
2004 2003
REVENUE
Interest income	$206,638 $218,160
Interest expense	75,586 97,027
Net interest income	131,052 121,133
Less: provision for loan losses	(2,235) (2,883)
Net interest income after provision for loan losses	128,817 118,250
Fee and other income	14,046 5,204
Total revenue, net	142,863 123,454

OPERATING EXPENSES
Salaries and employee benefits	7,510 6,915
Other expenses	21,244 18,996
Total operating expenses	28,754 25,911
Income before income taxes	114,109 97,543
Income taxes	41,249 36,016
NET INCOME	$72,860 $61,527

DIVIDENDS DECLARED	$18,000 $15,400

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.64 $ 3.08

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.90 $ 0.77

OPERATING RATIOS
Net interest margin	2.22% 2.30%
Operating expenses as a percentage of average student loans	0.49% 0.49%
Return on Equity	30.53% 31.61%

Certain prior period balances have been reclassified to conform to the current period's presentation.